Exhibit 107

CALCULATION OF FILING FEE TABLES

SC 13E3

CYANOTECH CORPORATION

Table 1 - Transaction Valuation

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$14,663.53	0.0001381	$2.03

Total Transaction Valuation:		$14,663.53
Total Fees Due for Filing:				$2.03
Total Fees Previously Paid:
Total Fee Offsets:				0.00
Net Fee Due:				$2.03

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Offering Note(s)

(1)	Calculated solely for the purpose of determining the filing fee for this transaction in accordance with Rule 0-11(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This amount is calculated based on the product of (i) $0.47, the cash payment for each share of common stock, $0.02 par value per share (“Common Stock”), of Cyanotech Corporation in lieu of the issuance of fractional shares to holders of record of less than 400 shares of Common Stock (which is the maximum divisor within the range of potential split ratios for the proposed reverse stock split) after the proposed reverse stock split described in this Schedule 13E-3, and (ii) 31,199, the estimated number of shares of Common Stock subject to the transaction described in this Schedule 13E-3.

The amount of the filing fee was calculated in accordance with Rule 0-11(b) of the Exchange Act by multiplying the assumed Transaction Valuation by the Fee Rate.